 - ADVISORY -

ATTACHED PUBLISHED ARTICLES PROVIDE DETAILS OF THE

SILVERADO – MISSISSIPPI GREEN FUEL DEAL

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JACKSON, MS – FRIDAY, DECEMBER 22 - 2006
SILVERADO - OTCBB: SLGLF / Frankfurt : SLGL / Berlin : SLGL

On December 18, 2006 Silverado entered an agreement with Mississippi to build a demonstration facility in Choctaw County, Mississippi. The project, which is anticipated to take 18 – 24 months to complete will, among other things, pave the way for a commercial facility to be built in the surrounding area.

The reader should note that Silverado is progressing well with the Federal Government in gaining significant appropriation funds to offset its cost contribution to the project. Language was included in the FY 2007 Energy Appropriation’s Bill. Due to the November elections, Congress postponed any action on unfinished appropriation legislation, however final approvals are anticipated in the 2007 legislative session.

It is also significant to note that many of Silverado’s plant equipment items needed for the Mississippi Green Fuel Project are available from Silverado’s now retired 300 ton per day gold mill at Fairbanks, Alaska.

A Ground Breaking ceremony in Choctaw County is scheduled for February 2007.

PUBLISHED ARTICLES

The Choctaw Plaindealer - Choctaw County Signs $26 Million Deal With Silverado
( http://www.silveradogreenfuel.com/articles/plaindealerdec21b2006.htm )
By Laura Sandiford

The Choctaw Plaindealer - Silverado deal promises to create local employment opportunities
( http://www.silveradogreenfuel.com/articles/plaindealerdec21a2006.htm )
By Laura Sandiford

Silverado Green Fuel Inc. is a wholly owned subsidiary of its publicly traded parent, Silverado Gold Mines Ltd. To learn more about Silverado Green Fuel Inc., please visit http://www.silveradogreenfuel.com and the parent public corporation at http://www.silverado.com

Silverado Green Fuel Inc.
Mailing Address • 505 - 1111 W. Georgia Street • Vancouver, B.C. • V6E 4M3 • CA
(800) 665-4646 or (604) 689-1535 • F: (604) 682-3519 • pr@silveradogreenfuel.com • www.silveradogreenfuel.com
Field Address • P.O. Box 83730 • Fairbanks, Alaska. • 99708 • USA

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.